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                                                                   EXHIBIT 99.1



DATE:         November 15, 1996

CONTACT:      West Coast Bancorp, Inc.           Michael P. Geml
                                                 President and Chief
                                                  Executive Officer
                                                 Cape Coral, Florida
                                                 (941) 772-2220

              F.N.B. Corporation                 John D. Waters
                                                 V.P. and Chief Financial
                                                  Officer
                                                 Hermitage, Pennsylvania
                                                 (412) 983-3440

FOR IMMEDIATE RELEASE:

                WEST COAST BANCORP, INC. AND F.N.B. CORPORATION
                                ANNOUNCE MERGER

CAPE CORAL, FL -- West Coast Bancorp, Inc. and F.N.B. Corporation today jointly announced the signing of a definitive agreement to merge the two holding companies. Under the terms of the agreement, each share of West Coast Bancorp, Inc. will be exchanged for .794 share of F.N.B. Corporation and the transaction will be accounted for as a pooling of interests. The actual per share value will depend upon the price of F.N.B. stock at the closing of the transaction. F.N.B. Corporation will issue 1.3 million shares in the tax free exchange, making the total value of the transaction approximately $31 million. The merger is expected to close in the second quarter of 1997.

       West Coast Bancorp, Inc., a bank holding company headquartered in Cape Coral, Florida, operates First National Bank of Southwest Florida in Lee County with five banking locations. At September 30, 1996, its assets totaled $155 million.

       F.N.B. Corporation is a bank holding company headquartered in Hermitage, Pennsylvania, with $1.7 billion in assets. It operates five banks and a consumer finance subsidiary through 94 offices in Pennsylvania, eastern Ohio and southwest New York. The

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company recently announced record earnings for the first nine months of 1996 of
$15.4 million, $1.61 per share primary and $1.53 fully diluted, excluding the one time SAIF assessment mandated by Congress. This represents a 17% increase over the same period a year ago.

       Michael P. Geml, President and Chief Executive Officer of West Coast Bancorp, Inc. enthusiastically remarked that "the transaction represents a substantial premium over current market and book values. F.N.B. provides affiliates an operating environment which will ensure a continuation of our commitment to superior customer service." Under the terms of the agreement, First National Bank of Southwest Florida and Cape Coral National Bank will merge their operations, resulting in the largest community bank in Cape Coral, with more than 20% of the deposit market. The Fort Myers offices of West Coast will operate as a separate banking subsidiary, retaining the name First National Bank of Southwest Florida. "F.N.B. Corporation represents the caliber of organization that West Coast Bancorp seeks to align itself, that being the common goal of expanding its market presence," said Thomas R. Cronin, Chairman of West Coast. David W. Gomer will head up the Cape Coral operation, and Fort Myers will be under the leadership of Michael Geml. Geml concluded, "In addition to realizing a premium on their stock ownership, shareholders will benefit from higher dividends paid by F.N.B." F.N.B. Corporation's current regular cash dividend on common stock is $.64 on an annual basis, which represents a 2.7% yield.

       Earlier this year, F.N.B. Corporation announced an affiliation with Southwest Banks, Inc., a bank holding company operating two banking subsidiaries, First National Bank of Naples with five locations in Collier County, and Cape Coral National Bank with two offices

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in Lee County.  All required approvals have been obtained for this transaction, which is scheduled to close in January 1997.

       On a proforma consolidated basis, F.N.B. Corporation would have total assets of $2.2 billion and total Shareholders' Equity of $200 million.

       Commenting on the proposed transaction, Peter Mortensen, Chairman and President of F.N.B. Corporation, said, "The merger with West Coast provides an opportunity to continue to employ our growing capital in this growth area." Mortensen is one of the founders of Southwest Banks, Inc., as well as its lead bank, First National Bank of Naples, and has served as a director of both entities since their formation in 1988. Mortensen added, "The transaction will result in zero earnings dilution to our shareholders in the first year. We view this merger as an 'in-market' transaction and therefore will realize substantial expense savings by combining the operations in Cape Coral. We are committed to retaining the best people of both organizations. Considering the growth potential and expansion plans, management's challenge is to reassign employees into productive jobs."

       F.N.B. Corporation's common stock trades on NASDAQ under the symbol FBAN. West Coast Bancorp, Inc. trades on the NASDAQ National Market System using the symbol WBAN.